FOR IMMEDIATE RELEASE
CONTACT:  Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

SECOND QUARTER EARNINGS UP 3.3%
AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (July 18, 2005) - Harleysville National Corporation (HNC) (NASDAQ: HNBC), today announced second quarter 2005 earnings of $9.7 million, a 3.3% increase over second quarter 2004 earnings of $9.4 million. Earnings for the six-month period ending June 30, 2005, were $18.9 million, a 3.1% increase over earnings of $18.3 million for the six-month period ending June 30, 2004.
The corporation’s consolidated total assets were $3.03 billion at June 30, 2005, an increase of 5.8% or $166.6 million above the June 30, 2004, level of $2.87 billion. Of this increase, 7.2% or $207.2 million was due to loan growth partially offset by a net decrease in cash and investments of 1.3% or $38.7 million.
For the quarter ending June 30, 2005, diluted earnings per share of $.36 increased 2.9% over the $.35 earned during the second quarter of 2004 and basic earnings per share of $.37 remained level with the earnings during the same period last year. For the six-month period ended June 30, 2005, diluted earnings per share were $.70 compared to $.69 for the same period in 2004, and basic earnings per share of $.72 remained level with earnings during the first six months of 2004. The financial results for 2005 include the impact of operations from the acquisition of Millennium Bank effective April 30, 2004.
Gregg J. Wagner, President and Chief Executive Officer, said, “Our strong second quarter performance reflects an increase over the same quarter last year as well as compared to the first quarter of this year. We are particularly pleased with both the continued growth in our loan portfolio and the improved results in our Millennium Wealth Management and Private Banking product and service revenue.”

Net interest income on a fully tax-equivalent basis in the second quarter of 2005 increased $217,000 or .9% over the same period in 2004 and $1.4 million or 3.1% during the six-month period ending June 30, 2004. This increase was primarily due to higher loan volume partially offset by higher deposit rates and an elevated level of borrowings. The net interest margin for the second quarter of 2005 was 3.34%, compared to 3.37% for the first quarter of 2005 and 3.62% for the second quarter of 2004. The decline in the net interest margin from 2004 is primarily due to higher funding costs, particularly in money market deposit accounts and short-term borrowings. Average earning assets increased $230.7 million or 8.9% during the second quarter of 2005 versus the comparable period in 2004. Average loans increased $306.2 million or 19.5% during the same period partially offset by a decrease in investment securities of $83.0 million or 8.4%.
Nonperforming assets, including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due was .15% of total assets at June 30, 2005, an improvement compared to .20% at December 31, 2004, and .16% at June 30, 2004. The decrease in nonperforming assets at June 30, 2005, in relation to December 31, 2004 was mainly due to a lower level of commercial real estate loans past due 90 days or more and nonaccrual loans as a result of payments made. The ratio of the allowance for loan losses to nonperforming loans (nonaccruing loans and loans 90 days or more past due) was 448.7% at June 30, 2005, compared to 324.6% at December 31, 2004 and 430.8% at June 30, 2004. The increase in the provision for the three and six-month periods ending June 30, 2005, compared to the same periods in 2004 was primarily due to inherent risk related to loan growth.
Core deposits increased 11.8% or $166.5 million, to $1.58 billion at June 30, 2005, from $1.41 billion at June 30, 2004. Total deposits increased $130.2 million for the same period, which was primarily due to the growth in core deposits.
    Total noninterest income of $7.8 million for the second quarter of 2005 reflects an increase of $1.5 million or 23.3% from the comparable period in 2004 and $2.6 million or 21.7% for the six-month period ended June 30, 2005, from $12.1 million for the same period in 2004. The second quarter increase is primarily due to an increase of $463,000 in trust and investment advisory fees and gains on sales of $690,000 for Harleysville National Bank’s McAdoo branch and $287,000 for Cumberland Advisors, Inc. The increase over the first six months of 2004 was attributed to the aforementioned gains on sale as well as a cumulative increase in trust and investment advisory fees of $1.3 million and an additional $245,000 in income from credit life reinsurance activities.
Noninterest expense of $16.9 million for the second quarter of 2005 increased $2.3 million or 15.8% from $14.6 million in the second quarter of 2004 and $4.0 million or 14.0% for the first six months of 2005 in comparison to the same period in 2004. Salaries and benefits expense increased $1.3 million during the second quarter of 2005 from the comparable period in 2004 and $2.6 million for the six months ended June 30, 2005 over the same period in 2004. These increases are primarily related to the acquisition of Millennium Bank and higher pension and healthcare costs. Occupancy expense increased $430,000 for the first six months ended June 30, 2005 over the same period in 2004 mostly due to the Millennium acquisition and a new branch opening. Other expense increased $996,000 for the second quarter of 2005 and $1.1 million for the six-month period mainly due to increased expenses for professional fees (Sarbanes-Oxley related) and advertising as well as deferred compensation expense for directors and employees. Partially offsetting the variances for the six-month period was higher loan origination expense deferrals related to increased loan origination volume.
Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB. Recently listed on the “Super 50 Team,”“Earnings All-Stars,”“Dividend All-Stars,” and “America’s Smartest Companies®,” lists in the Staton Institute, Inc’s, America’s Finest Companies, Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data(1)
(Dollars in thousands, except per share data)
June 30, 2005
(unaudited)

For the period:		Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2005	2005	2004	2004	2004
Interest Income	$36,889	$35,272	$34,196	$33,366	$30,994
Interest Expense	15,042	13,602	12,735	11,286	9,674
Net Interest Income	21,847	21,670	21,461	22,080	21,320
Provision for Loan Losses	650	750	1,070	499	497
Net Interest Income after
Provision for Loan Losses	21,197	20,920	20,391	21,581	20,823

Service Charges	2,044	1,957	1,953	2,000	1,929
Gains on Sales of Investment Securities, Net	226	923	2,036	112	641
Gain on Sale of Branch	690	-	-	-	-
Trust, Investment Services and Advisory Income	2,051	1,929	1,999	1,878	1,588
Bank-Owned Life Insurance Income	645	493	627	647	521
Income on Life Insurance	177	-	586	-	-
Other Income	1,919	1,641	2,194	2,056	1,608
Total Noninterest Income	7,752	6,943	9,395	6,693	6,287

Salaries, Wages and Employee Benefits	10,180	9,500	10,215	9,754	8,834
Occupancy	1,243	1,391	1,218	1,135	1,120
Furniture and Equipment	1,151	1,170	1,256	1,217	1,316
Other Expenses	4,319	3,442	3,985	2,371	3,323
Total Noninterest Expense	16,893	15,503	16,674	14,477	14,593

Income Before Income Taxes	12,056	12,360	13,112	13,797	12,517
Income Tax Expense	2,366	3,195	2,999	3,632	3,135
Net Income	$9,690	$9,165	$10,113	$10,165	$9,382

Per Common Share Data:
Weighted Average Common Shares - Basic	26,240,307	26,247,137	26,182,888	26,240,616	25,861,549
Weighted Average Common Shares - Diluted	26,775,115	26,967,759	27,057,756	27,055,603	26,722,932
Net Income Per Share - Basic	$0.37	$0.35	$0.38	$0.39	$0.37
Net Income Per Share - Diluted	$0.36	$0.34	$0.37	$0.38	$0.35
Cash Dividend Per Share	$0.18	$0.18	$0.22	$0.18	$0.16
Book Value	$10.50	$10.24	$10.30	$10.19	$9.58
Market Value	$23.16	$21.25	$26.60	$24.51	$24.38

For the period:	Six Months Ended
	June 30,
	2005	2004
Interest Income	$72,161	$60,167
Interest Expense	28,644	18,617
Net Interest Income	43,517	41,550
Provision for Loan Losses	1,400	986
Net Interest Income after
Provision for Loan Losses	42,117	40,564

Service Charges	4,001	3,854
Gains on Sales of Investment Securities, Net	1,149	1,541
Gain on Sale of Branch	690	-
Trust, Investment Services and Advisory Income	3,980	2,709
Bank-Owned Life Insurance Income	1,138	1,132
Income on Life Insurance	177	-
Other Income	3,560	2,834
Total Noninterest Income	14,695	12,070

Salaries, Wages and Employee Benefits	19,680	17,111
Occupancy	2,634	2,204
Furniture and Equipment	2,321	2,390
Other Expenses	7,761	6,705
Total Noninterest Expense	32,396	28,410

Income Before Income Taxes	24,416	24,224
Income Tax Expense	5,561	5,935
Net Income	$18,855	$18,289

Per Common Share Data:
Weighted Average Common Shares - Basic	26,243,704	25,494,791
Weighted Average Common Shares - Diluted	26,822,850	26,425,884
Net Income Per Share - Basic	$0.72	$0.72
Net Income Per Share - Diluted	$0.70	$0.69
Cash Dividend Per Share	$0.36	$0.32

	2005	2005	2004	2004	2004
Asset Quality Data:	2Q	1Q	4Q	3Q	2Q
Nonaccrual Loans	$3,531	$4,572	$4,705	$3,350	$3,245
90 + Days Past Due Loans	679	599	981	948	919
Nonperforming Loans	4,210	5,171	5,686	4,298	4,164
Net Assets in Foreclosure	459	411	370	347	389
Nonperforming Assets	$4,669	$5,582	$6,056	$4,645	$4,553
Loan Loss Reserve	$18,890	$18,724	$18,455	$17,795	$17,940
Loan Loss Reserve / Loans	1.00%	1.00%	1.00%	1.00%	1.07%
Loan Loss Reserve / Nonperforming Loans	448.7%	362.1%	324.6%	414.0%	430.8%
Nonperforming Assets / Total Assets	0.15%	0.19%	0.20%	0.16%	0.16%
Net Loan Charge-offs	$484	$481	$410	$644	$698
Net Loan Charge-offs (annualized)
/ Average Loans	0.10%	0.11%	0.09%	0.15%	0.18%

	2005	2005	2004	2004	2004
Selected Ratios (annualized):	2Q	1Q	4Q	3Q	2Q
Return on Average Assets	1.29%	1.25%	1.36%	1.40%	1.37%
Return on Average Shareholders' Equity	14.30%	13.69%	15.00%	15.61%	15.06%
Yield on Earning Assets (FTE)	5.48%	5.34%	5.16%	5.18%	5.12%
Cost of Interest Bearing Funds	2.57%	2.37%	2.19%	2.01%	1.82%
Net Interest Margin (FTE)	3.34%	3.37%	3.34%	3.51%	3.62%
Leverage Ratio	9.06%	8.99%	8.91%	8.99%	9.28%

	2005	2004
Selected Ratios (annualized):	Year-to-date	Year-to-date
Return on Average Assets	1.27%	1.40%
Return on Average Shareholders' Equity	14.00%	15.23%
Yield on Earning Assets (FTE)	5.41%	5.19%
Cost of Interest Bearing Funds	2.47%	1.84%
Net Interest Margin (FTE)	3.36%	3.68%

Balance Sheet (Period End):	2005	2005	2004	2004	2004
	2Q	1Q	4Q	3Q	2Q
Assets	$3,032,588	$3,002,572	$3,024,515	$2,976,173	$2,865,949
Earning Assets	2,837,263	2,817,956	2,845,656	2,791,891	2,678,772
Investment Securities	893,587	907,379	943,563	975,750	957,398
Loans, Net of Unearned Fees	1,891,692	1,865,641	1,845,802	1,774,189	1,683,528
Other Earning Assets	51,984	44,936	56,291	41,952	37,846
Interest-Bearing Liabilities	2,349,820	2,343,177	2,367,229	2,332,102	2,218,687
Total Deposits	2,223,304	2,237,567	2,212,563	2,209,753	2,093,101
Noninterest-Bearing Deposits	360,695	332,525	333,516	325,132	345,191
Interest-Bearing Checking	331,201	352,132	305,584	320,276	258,739
Money Market	676,260	679,872	713,039	661,480	561,823
Savings	209,865	222,553	223,039	229,992	245,768
Time, under $100,000	508,313	523,782	508,010	527,971	523,587
Time, $100,000 or greater	136,970	126,703	129,375	144,902	157,993
Total Borrowed Funds	487,211	438,135	488,182	447,481	470,777
Federal Home Loan Bank	272,750	272,750	317,750	257,750	241,750
Other Borrowings	214,461	165,385	170,432	189,731	229,027
Shareholders' Equity	275,484	268,724	270,532	266,966	251,877

Balance Sheet (Average):	2005	2005	2004	2004	2004
	2Q	1Q	4Q	3Q	2Q
Assets	$3,006,076	$2,976,361	$2,957,559	$2,878,769	$2,759,563
Earning Assets	2,823,832	2,801,817	2,776,599	2,695,579	2,593,105
Investment Securities	900,457	910,981	941,704	932,330	983,420
Loans, Net of Unearned Fees	1,879,028	1,845,408	1,793,935	1,717,245	1,572,830
Other Earning Assets	44,347	45,428	40,960	46,004	36,855
Interest-Bearing Liabilities	2,344,504	2,328,569	2,308,446	2,237,681	2,136,010
Total Deposits	2,226,609	2,196,584	2,213,829	2,154,443	2,048,279
Noninterest-Bearing Deposits	339,234	321,912	324,466	329,559	316,715
Interest-Bearing Checking	342,133	325,081	317,328	285,735	274,978
Money Market	675,052	688,602	692,703	620,420	537,614
Savings	216,287	222,853	226,251	237,463	239,971
Time, under $100,000	508,723	513,986	517,167	525,701	508,275
Time, $100,000 or greater	145,180	124,150	135,914	155,565	170,726
Total Borrowed Funds	457,129	453,897	419,083	412,797	404,446
Federal Home Loan Bank	272,750	292,917	263,566	255,837	187,608
Other Borrowings	184,379	160,980	155,517	156,960	216,838
Shareholders' Equity	271,735	271,531	268,211	259,035	250,504

(1) Certain prior period amounts have been reclassified to conform to current period presentation.